STOCK PURCHASE AGREEMENT

                                     BETWEEN

                   RESEARCH TECHNOLOGIES CORPORATION, AS BUYER

                                       AND

                       RESEARCH, INCORPORATED, AS COMPANY

                            DATED: SEPTEMBER 13, 2002


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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

ARTICLE 1         PURCHASE AND SALE OF SHARES..................................1
         1.1      Purchase and Sale of Shares..................................1
         1.2      Transfer of Shares...........................................2
         1.3      Purchase Price and Payment...................................2

ARTICLE 2         THE CLOSING..................................................2
         2.1      Time and Place of the Closing................................2
         2.2      Deliveries by the Company....................................2
         2.3      Deliveries by the Buyer......................................3

ARTICLE 3         REPRESENTATIONS AND WARRANTIES CONCERNING THE
                  COMPANY......................................................3
         3.1      Organization, Qualification, and Authorization...............3
         3.2      Capitalization; Investments..................................4
         3.3      Noncontravention.............................................4
         3.4      Brokers' Fees................................................5
         3.5      Title to Assets..............................................5
         3.6      Financial Statements; SEC Reports............................5
         3.7      Subsequent Events............................................6
         3.8      Legal Compliance.............................................7
         3.9      Tax Matters..................................................8
         3.10     Real Property................................................9
         3.11     Intellectual Property........................................9
         3.12     Tangible Assets.............................................10
         3.13     Contracts...................................................10
         3.14     Notes and Accounts Receivable...............................11
         3.15     Powers of Attorney..........................................11
         3.16     Litigation..................................................11
         3.17     Employees...................................................11
         3.18     Employee Benefits Plans.....................................11
         3.19     Guaranties and Warranties...................................14
         3.20     Permits.....................................................14
         3.21     Environmental Compliance....................................14
         3.22     Customers...................................................15
         3.23     Insurance...................................................15
         3.24     Transactions with Affiliates................................15
         3.25     No Undisclosed Liabilities..................................15
         3.26     Interest in Similar Businesses..............................15
         3.27     Indemnification.............................................16
         3.28     Disclosure..................................................16


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ARTICLE 4         REPRESENTATIONS AND WARRANTIES CONCERNING THE
                  BUYER.......................................................16
         4.1      Organization, Qualification, and Authorization..............16
         4.2      Authorization and Enforceability............................16
         4.3      Noncontravention............................................16
         4.4      Brokers' Fees...............................................16
         4.5      Investment..................................................16

ARTICLE 5         AGREEMENTS..................................................17
         5.1      Bankruptcy Actions..........................................17
         5.2      Non-Solicitation; Maintenance of Confidentiality............18
         5.3      Financing...................................................18

ARTICLE 6         COVENANTS...................................................18
         6.1      General.....................................................18
         6.2      Transition..................................................19
         6.3      Confidentiality.............................................19
         6.4      Conduct of Business.........................................19
         6.5      Reasonable Efforts..........................................20
         6.6      Access to Records...........................................20
         6.7      Notice of Events............................................20
         6.8      Agreements With  Creditors/Lessors .........................20

ARTICLE 7         CONDITIONS TO OBLIGATION TO CLOSE...........................20
         7.1      Conditions to Obligation of the Buyer.......................20
         7.2      Conditions to Obligation of the Company.....................21
         7.3      Conditions of Obligations of the Buyer and the Company......22

ARTICLE 8         TERMINATION.................................................23
         8.1      Termination Rights..........................................23
         8.2      Effect of Termination.......................................23

ARTICLE 9         GENERAL PROVISIONS..........................................23
         9.1      DEFINITIONS.................................................23
         9.2      Press Releases and Public Announcements.....................26
         9.3      No Third-Party Beneficiaries................................26
         9.4      Entire Agreement............................................26
         9.5      Succession and Assignment...................................27
         9.6      Counterparts and Facsimile Delivery.........................27
         9.7      Headings....................................................27
         9.8      Notices.....................................................27
         9.9      Governing Law...............................................28
         9.10     Amendments and Waivers......................................28
         9.11     Severability................................................28
         9.12     Expenses....................................................28


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         9.13     Construction................................................28
         9.14     Submission to Jurisdiction, Consent to Service of Process...29
         9.15     Schedules...................................................29




                                      iii
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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into effective as of this 13th day of September, 2002, by and between Research Technologies Corporation, a Minnesota corporation (the "Buyer"), and Research, Incorporated, a Minnesota corporation and debtor in possession under Chapter 11 Case No. 02-40309 (RJK) administered in the District of Minnesota (the "Company"). All of the parties to this Agreement are sometimes individually referred to as a "Party" and collectively as the "Parties".

         WHEREAS, the Buyer is in the business of manufacturing, distributing and selling inks and printers in the packaging industry; and

         WHEREAS, the Company is in the business of developing, designing and manufacturing electronic infrared heating components and integrated heating systems (the "Business"); and

         WHEREAS, the Company desires to sell, transfer and assign to the Buyer, and the Buyer desires, all contingent upon, among other things, the entry of a Final Order (as is hereinafter defined) confirming a plan of reorganization (the "Plan") which incorporates this Agreement and which is acceptable to both Parties, to purchase from the Company, 100% of the shares of the Company's Common Stock, $0.01 par value (the "Common Stock") to be issued under the Plan, which shares shall represent all of the issued and outstanding capital stock of the Company at the time of such transfer, for the consideration and upon the terms and conditions set forth in this Agreement; and

         WHEREAS, the Company has filed a voluntary petition (the "Petition") for a relief commencing case (the "Chapter 11 Case") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Minnesota (the "Bankruptcy Court"); and

         WHEREAS, the Buyer desires to acquire the shares of Company Common Stock and the Company desires to sell such shares to the Buyer all in the manner and subject to the terms and conditions set forth herein pursuant to and in accordance with applicable provisions of the Bankruptcy Code.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:


                                   ARTICLE 1
                           PURCHASE AND SALE OF SHARES

         1.1 PURCHASE AND SALE OF SHARES. Upon and subject to the terms and conditions of this Agreement and subject to the approval of the Bankruptcy Court, at the Closing (as hereinafter defined), the Company shall sell, convey, transfer and assign to the Buyer, and the Buyer shall purchase and accept from the Company, 1,000,000 newly issued shares of the Common Stock of the Company, which shall constitute upon the consummation of the purchase 100% of the newly issued and outstanding Common Stock (collectively, the "Shares") of the Company as a

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reorganized entity under the Plan, free and clear of all Liens (as such term is defined in SECTION 9.1 below), restrictions, equities, claims, charges, voting agreements, voting trusts, proxies and rights of any kind, nature or description, except as are imposed by Federal and state securities laws in connection with the sale of the Shares to the public.

         1.2 TRANSFER OF SHARES. The transfer of the Shares pursuant to this Agreement shall be accomplished pursuant to the Plan by the Company's delivery at the Closing (as defined below) of certificates evidencing the Shares issued in the name of the Buyer.

         1.3 PURCHASE PRICE AND PAYMENT. The purchase price for the Shares (the "Purchase Price") shall be $835,000, subject to adjustment as provided herein, and payable as follows: (i) $100,000 payable at the Closing; (ii) $100,000 payable upon receipt by the Buyer of the $350,000 Promissory Note issued by CVD Equipment Corporation ("CVD") to the Company relating to the sale of certain assets (the "CVD Note"), which $100,000 payment shall be reduced by an amount equal to 75% of the amount of any reduction in the actual cash receipts below $350,000 under the CVD Note, and further reduced by an amount equal to 75% of the costs and expenses incurred by the Buyer in connection with the collection of the CVD Note or the negotiation with CVD or any third party relating to the same, including all attorneys fees to the extent not recovered from CVD (the payments made pursuant to SECTIONS 1.3 (I) and (II) shall be referred to collectively as the "Initial Payments"); (iii) the lesser of $175,000 or 50% of the total actual cash receipts received from the CVD Note; and (iv) a sum equal to 20% of the approved claims (the "Claims") in the Chapter 11 Case pursuant to the Plan of Reorganization by the Company, which Claims shall not exceed $3,300,000 (and in the event such Claims do exceed $3,300,000, the percentage of such distributions to each creditor being reduced on a pro rated basis), minus the Initial Payments under SECTIONS 1.3(I) AND (II) above (the "Claim Fund"), with the amount of the Claim Fund being payable in eighteen (18) equal quarterly installments, together with interest thereon, fixed at the prime rate of interest charged by U.S. Bank, N. A. on the Closing Date, with the first payment commencing on the 1st day of the 7th month following the date of Closing and continuing each quarter thereafter until fully paid.


                                   ARTICLE 2
                                   THE CLOSING

         2.1 TIME AND PLACE OF THE CLOSING. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement shall occur at a closing (the "Closing") to take place at the offices of the Buyer, commencing at 9:00 a.m. local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated herein (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other time and date as the Buyer and the Company may mutually determine (the "Closing Date").

         2.2 DELIVERIES BY THE COMPANY. Upon the terms and subject to the conditions contained in this Agreement, the Company shall make, or cause to be made, the following deliveries to the Buyer at the Closing:

                  (a) Stock certificates representing the Shares issued in the name of the Buyer;


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                  (b) Resignations of each of all of the officers and directors of Company in form and substance acceptable to the Buyer;

                  (c) The Company's Certificate pursuant to SECTION 7.1(d) of this Agreement, duly executed by the appropriate officer of the Company;

                  (d) An opinion of counsel to the Company, dated the Closing Date, and substantially in the form attached hereto as EXHIBIT 2.2(d);

                  (e) Such other documents, opinions and certificates as may be required under this Agreement or reasonably requested by the Buyer; and

                  (f) The Final Order of the Bankruptcy Court confirming the Plan which incorporates this Agreement where such Final Order and the Plan have been declared by the Buyer in writing to be acceptable.

         2.3 DELIVERIES BY THE BUYER. Upon the terms and subject to the conditions contained in this Agreement, the Buyer shall make, or cause to be made, the following deliveries to the Company at the Closing:

                  (a) The Buyer's Certificate pursuant to SECTION 7.2(d) of this Agreement, duly executed by the appropriate officer of the Buyer;

                  (b) Such other documents, opinions and certificates as may be required under this Agreement or reasonably requested by the Company;

                  (c) A check in the amount of $100,000; and

                  (d) Documents confirming the establishment of the line of credit described in SECTION 5.3 of this Agreement.


                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         As a material inducement to the Buyer entering into this Agreement, the Company hereby represents and warrants to the Buyer the following (except as may be otherwise disclosed on Schedule I attached to this Agreement, and wherein if there are no such exceptions Schedule I shall affirmatively state "None."), in each case as of the date of this Agreement and the Closing Date, unless otherwise specifically provided:

         3.1 ORGANIZATION, QUALIFICATION, AND AUTHORIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where any failure to be so qualified would not have a Material Adverse Effect on the Company. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business as currently conducted by it and to own and use the properties owned and used by it. The


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Company has taken all corporate action which is necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated herein. Upon the entry of the Final Order, this Agreement will be, and such other agreements, documents and instruments executed in connection herewith when executed and delivered will be, the legal, valid, binding obligation of the Company enforceable in accordance with their respective terms. The Company has delivered to the Buyer correct and complete copies of the articles of incorporation and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) of the Company are correct and complete in all material respects. SCHEDULE 3.1 lists all of the officers, and directors of the Company. The Company is not in violation of any provision of its articles of incorporation or bylaws.

         3.2 CAPITALIZATION; INVESTMENTS.

                  (a) All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, were not issued in violation of any preemptive rights, and pursuant to the terms of the Plan, will be cancelled by the Company prior to or concurrent with the issuance of the new Shares. Under the terms of the Plan the Company will cancel any and all issued and theretofore outstanding options, warrants and/or debentures convertible or exercisable into capital stock of the Company. Subject to confirmation of the Plan, there are no outstanding or authorized options or option plans, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any additional shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of the Company. There are no voting trusts, proxies, or other agreement or understandings with respect to the voting of the capital stock of the Company.

                  (b) Except as listed on SCHEDULE 3.2, the Company does not, directly or indirectly, own any shares or have any other equity interest or option or other contractual right to acquire the same in any other person or entity or is a member, partner or joint venturer with any other such person or entity.

         3.3 NONCONTRAVENTION. Assuming (i) the issuance of the Final Order and
(ii) obtaining the waivers and consent set forth in SCHEDULE 3.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, directive or ruling of any Government Entity to which the Company is subject, or any provision of the articles of incorporation or bylaws of the Company; or (ii) except as set forth on SCHEDULE 3.3, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest or similar lien upon any of its assets). Except as set forth on SCHEDULE 3.3 and as required by the Final Order, the Company is not required to give any notice to, make any filing


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with, or obtain any authorization, consent, or approval of any government, governmental agency or party to any material contract to which the Company is a party or by which its assets are bound, in order to consummate the transactions contemplated by this Agreement.

         3.4 BROKERS' FEES. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and has not entered into any such agreement to become so liable or obligated.

         3.5 TITLE TO ASSETS. Except as disclosed in SCHEDULE 3.5, the Company has good title to, or a valid leasehold or license interest in, the properties and assets used by it in the conduct of the Business as currently conducted, and/or shown on the Balance Sheet of the Company dated as of June 30, 2002 (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all Liens except the security interest of Manchester Commercial Finance LLC, except for properties and assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.

         3.6 FINANCIAL STATEMENTS; SEC REPORTS.

                  (a) The following financial statements of the Company which have been previously furnished to the Buyer have been prepared from and are in accordance with the books and records of the Company and, except as set forth on SCHEDULE 3.6, have been prepared in conformity with GAAP applied on a consistent basis for such periods using an accrual basis method, and fairly present in all material respects the financial condition of the Company as of the dates stated and the results of operations of the Company for the periods then ended in accordance with such practices; the consolidated balance sheet of the Company as at September 30, 2001, and the related consolidated statement of operations and consolidated statement of cash flows for the year then ended, and the consolidated balance sheet of the Company as at and for the nine-month period ended June 30, 2002, and the related consolidated statement of operations and consolidated statement of cash flows for the nine-month period then ended (the "Financial Statements").

                  (b) From January 1, 1999, through the quarter ended June 30, 2001, the Company filed all reports and statements, together with any amendment required to be made with respect thereto, that it was, required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K, and proxy statements, (ii) the NASD and
         (iii) any other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service and state and local taxing authorities, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best


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         knowledge of the Company, investigation into the business or operations of the Company within the past five (5) years.

         3.7 SUBSEQUENT EVENTS. Except as disclosed in SCHEDULE 3.7, since June 30, 2002, there has not been any change affecting the business, operations, financial condition, results of operations or assets of the Company that has had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date, except as disclosed in SCHEDULE 3.7 or otherwise permitted in this Agreement:

                  (a) the Company has not sold, leased, transferred, disposed, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                  (b) the Company has not entered into any agreement, contract, lease, or license which is currently in effect (or series of related agreement, contracts, leases, and licenses which are currently in effect) outside the ordinary course of business;

                  (c) no party (including the Company) has accelerated, terminated, modified, or canceled any material agreement, material contract, material lease, or material license (or series of related material agreements, material contracts, material leases, and material licenses) to which the Company is a party or by which it is bound;

                  (d) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

                  (e) the Company has not made any capital expenditure (or series of related capital expenditures) in excess of $500 outside the ordinary course of business;

                  (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) outside the ordinary course of business;

                  (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, and the Company has not incurred any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except in the ordinary course of business, or incurred any liability or obligation to the Company other than for normal compensation in accordance with past practices;

                  (h) the Company has not delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of business or written off as uncollectible, compromised, canceled or waived or released any claim of the Company to, any debt, note or account receivable, except write-offs in the ordinary course of business and consistent with the Company's past practices;

                  (i) there has been no change made or authorized to the articles of incorporation or bylaws of the Company;


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                  (j) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, purchased or redeemed any shares of its capital stock or made any distributions to the Company with respect to its capital stock;

                  (k) the Company has not experienced any material damage, destruction, or loss (whether covered by insurance) to its property except for ordinary wear and tear;

                  (l) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees or stockholders outside the ordinary course of business;

                  (m) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, other than at-will retention or termination of non-executive employees in the ordinary course of business;

                  (n) the Company has not granted any increase in the base compensation of any of, nor made any other changes in the terms of employment of, its officers or employees outside the ordinary course of business;

                  (o) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other benefit plan);

                  (p) the Company has not received any written or oral communication terminating or threatening the termination of or otherwise materially modifying any material business relationships or material written agreements between the Company and any of its customers or suppliers; and

                  (q) the Company has not agreed or promised to do any of the foregoing.

         3.8 COMPLIANCE WITH LAWS.

                  (a) The business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Company, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on the Company.

                  (b) The policies, programs and practices of the Company relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable material laws, orders, regulations, public policies and ordinances


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         governing employment and terms and conditions of employment. Except as set forth on SCHEDULE 3.8(b), or as otherwise disclosed in the Company's Petition or schedules thereto, there are no disputes, claims, or charges, pending or, to the best of the knowledge of the Company, threatened, against the Company alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best of the knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

         3.9 Tax Matters.

                  (a) The Company has filed or caused to be filed all Tax returns that are required to be filed by or that include the Company, and has made all such filings on a timely basis. All such Tax returns were prepared in accordance with applicable laws and regulations. Except as listed on SCHEDULE 3.9, all Taxes owed by or with respect to the Company (whether shown on any Tax return) and which are or were due and payable have been paid or adequately disclosed and fully reserved on the Most Recent Balance Sheet.

                  (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) The Company is not, and has not been, a member of an affiliated group filing a consolidated, combined or unitary tax return, or is a party to any tax sharing, allocation, indemnification or similar agreement under which the Buyer or the Company could be liable for any taxes or other claims of any person after the Closing Date.

                  (d) There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Company, threatened by any Governmental Entity regarding any Taxes relating to the Company.

                  (e) The Company has not, as of the Closing Date, (A) entered into an agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of any Taxes with respect to the Company, or
         (B) applied for and not yet received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company.

                  (f) The Company has not received notice that any jurisdiction has asserted that any Tax return currently is required to be filed by or with respect to the Company in any jurisdiction where any such Tax return is not currently being filed.

                  (g) The Company has withheld amounts from its employees or stockholders in compliance with the tax withholding provisions of applicable federal, state and local laws, filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security and unemployment taxes, income and other taxes and all payments or deposits with respect to


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         such taxes have been timely made and notified all employees and stockholders of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees and stockholders have filed all such forms, statements and reports with it.

         3.10 REAL PROPERTY. SCHEDULE 3.10 contains a complete list of all real property in which the Company may claim an ownership or leasehold interest as of the date of this Agreement (collectively, the "Real Property"). Except as disclosed in SCHEDULE 3.10, the Company has not encumbered or disposed of its ownership or leasehold interests in the Real Property since the date of the Most Recent Balance Sheet. SCHEDULE 3.10 lists all real estate leased as of the date of this Agreement by the Company as lessee (the "Leased Premises"). Each lease (collectively, the "Leases") with respect to a Leased Premise (i) is legal, valid, binding, enforceable, and in full force and effect; (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms upon consummation of the transactions contemplated hereby; (iii) all rents and additional rents due to date on each Lease have been paid; (iv) in each case the Company is in peaceable possession and no waiver, indulgence or postponement of the Company's material obligations thereunder has been granted by the lessor;
(v) neither the Company nor, to the Company's knowledge, any other party thereto, is in breach or default under any of the material terms thereof and no event has occurred which with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration thereunder; and the Company has delivered to the Buyer true, correct and complete copies of each Lease (including all amendments thereto).

         3.11 INTELLECTUAL PROPERTY. For purposes of this SECTION 3.11, "Intellectual Property" shall mean all industrial and/or intellectual property owned or used by the Company including, without limitation (i) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof worldwide; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith worldwide;
(iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation) and specifically including the Company's electronic data interchange software/programs and all associated utilities; (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium). With respect to Intellectual Property:

                  (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the conduct of the businesses of the Company as presently conducted. Each item of Intellectual Property owned or used by the

         Company immediately prior to the Closing hereunder will be owned or available for use by it on identical terms and conditions upon the Closing hereunder. The Company has taken all necessary action to maintain and protect each material item of Intellectual Property that it owns or uses.

                  (b) The Company has not been sued or charged in writing with (or to the knowledge of the Company, threatened with) or been a defendant in any claim suit, action or proceeding relating to its business which has not been finally terminated prior to the date of this Agreement and which involves a claim of interference, infringement, misappropriation, or violation of Intellectual Property rights of third parties (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company.

                  (c) SCHEDULE 3.11 identifies each material registered item of Intellectual Property owned by the Company or which the Company has the right to use pursuant to license, sublicense, agreement or permission. The Company will deliver to the Buyer upon Buyer's request correct and complete copies of all patents, registrations, applications, licenses, agreements, and permission (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property identified in SCHEDULE 3.11.

                  (d) To the best of Company's knowledge, the operation of the businesses of the Company as presently conducted does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties, and the Company has received no notice of any claim to the contrary.

         3.12 TANGIBLE ASSETS. The Company owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is free from material defects, is in good condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used. Subject to the obsolescence reserve in the Financial Statements all inventory of the Company is in good and merchantable condition, is not beyond its respective expiration or freshness dates, is in normal quantities for the business of the Company, and was purchased by the Company for resale to customers in the ordinary course of business.

         3.13 CONTRACTS. Listed on SCHEDULE 3.13 are all written (and a summary of any oral) agreements to which the Company is a party and which is material to the conduct of the business of the Company. With respect to each such agreement, except as set forth in SCHEDULE 3.13, (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms upon consummation of the transactions contemplated hereby;
(iii) neither the Company nor, to the Company's knowledge, any other party thereto, is in breach or default under any of the material terms thereof and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such agreement, except where any such default or breach would not have a Material Adverse Effect on the Company; and (iv) the Company has delivered to the Buyer true, correct and complete copies of each such agreement. Except as set forth in the copies of such agreements delivered to the Buyer, each such agreement is terminable pursuant to the terms thereof without cost or penalty on notice not exceeding thirty (30) days.

         3.14 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on the Company's books and records, subject to normal allowances for doubtful accounts and customer claims, arose from bona fide transactions in the ordinary course of business, are legal, valid and binding obligations of the debtor thereof and, to the Company's knowledge, are subject to no additional setoffs or counterclaims in excess of the allowance for doubtful accounts reflect in the Most Recent Balance Sheet.

         3.15 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

         3.16 LITIGATION. Except as otherwise disclosed in the Company's Petition or schedules thereto, SCHEDULE 3.16 sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree or ruling; or (ii) is a party or, to the knowledge of the Company, is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, provincial, state, local, or foreign jurisdiction or before any arbitrator.

         3.17 EMPLOYEES.

                  (a) The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Company's knowledge, the Company has not committed any unfair labor practice, and there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. No employee, past or present, of the Company has pending or, to the Company's knowledge, threatened to bring any claim against the Company of unjust dismissal or a violation of the employee's civil or employment rights. To the Company's knowledge, no executive officer, key employee or significant group of employees plans to terminate employment with the Company during the next twelve (12) months.

                  (b) The agreements as set forth in SCHEDULE 3.17 constitute the only written employment, compensation, deferred compensation, bonus, termination, and severance agreements which exist with respect to the Company (collectively, the "Company Employment Agreements").

         3.18 EMPLOYEE BENEFITS PLANS.

                  (a) IDENTIFICATION OF PLANS. SCHEDULE 3.18 hereto (the "Employee Benefit Plan List") lists each and every compensation, consulting, employment, employment termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, accident or other benefit insurance, bonus, deferred or incentive compensation, severance or separation (or any agreement providing any compensatory payment or benefit resulting from a change in control), vacation, disability, profit sharing, retirement, or other employment or employee benefit plan, policy or arrangement of any kind, oral or written, covering directors, officers, employees, former directors or former employees of the Company or any ERISA Affiliate (as defined below) or its respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company or any ERISA Affiliate maintains, to which the Company or any ERISA Affiliate contributes, or under which any present or former director, officer or employee of the Company or any ERISA Affiliate is covered or has benefit rights and with respect to which any liability of the Company or any ERISA Affiliate not treated in Classes 1, 2, 3 or 4 of the Plan exists or is reasonably likely to occur as of the Closing Date (collectively, "Benefit Plans"). The Employee Benefit Plan List also sets forth a list which identifies each and every provision in the Benefit Plans which specifically reference a change of control as causing an increase or acceleration of benefits to present or former directors, officers or employees of the Company or any ERISA Affiliate or their respective beneficiaries, and any other similar provisions which would cause an increase in liability to any such person (in their capacity as a present or former director, officer or employee of the Company or any ERISA Affiliate or their respective beneficiaries) as a result of the transaction contemplated by this Agreement ("Change of Control Benefit"), together with the name of each person entitled or potentially entitled to receive a Change in Control Benefit and the amount thereof. The term "Benefit Plans" does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Without limitation of the foregoing, except as separately set forth on the Employee Benefit Plan List, (i) no Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) no Benefit Plan is an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, and (iii) neither the Company nor any ERISA Affiliate maintains, sponsors or has an obligation to contribute to (or has ever maintained, sponsored or had an obligation to contribute to within the preceding six years) any such multi-employer plan or employee pension benefit plan subject to Title IV of ERISA or has any liability with respect to any such multi-employer plan or employee pension benefit plan subject to Title IV of ERISA. For the purposes of this SECTION 3.18, the terms "Company" and "ERISA Affiliate" shall be deemed to include predecessors thereof.

                  (b) STATUS OF BENEFIT PLANS. Except as provided in SCHEDULE 3.18, each of the Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to qualify under Section 401(a) of the Code, and, to the best of the Company's and the Company's knowledge, there exist no circumstances likely to materially adversely affect the qualified status of any such Benefit Plan. No Benefit Plan is currently under audit by the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the IRS, and neither the Company nor any ERISA Affiliate has received either written or oral notification by one or more of such federal regulatory agencies of their intention to audit a Benefit Plan.

                  (c) PAYMENT OF CONTRIBUTIONS. All accrued contributions and other payments to be made by the Company or any ERISA Affiliate to any Benefit Plan through the date of the Most Recent Balance Sheet have been made or reserves adequate for such purposes through the date of the Most Recent Balance Sheet have been reflected therein. Neither the Company nor any ERISA Affiliate is in material default in performing any of its respective contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding material liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such plan.

                  (d) PENDING LITIGATION. There is no pending litigation or to the best knowledge of Company and any ERISA Affiliate, any overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by the Company or any ERISA Affiliate which allege violations of applicable state or federal law and which has a reasonable probability of being determined adversely to the Company or any ERISA Affiliate.

                  (e) FIDUCIARY COMPLIANCE. The Company and each ERISA Affiliate and all other persons having fiduciary or other responsibilities or duties with respect to any Benefit Plan, are and have since the inception of each such Benefit Plan been in compliance in all material respects with, and each such Plan is and has been operated in all material respects substantially in accordance with, its provisions and in compliance in all respects with the applicable laws, rules and regulations governing such Plan, including the rules and regulations promulgated by the Department of Labor, the PBGC and the IRS under ERISA, the Code or any other applicable law. No Benefit Plan has engaged in or been a party to a non-exempt "prohibited transaction" (as defined in Section 406 of the ERISA or 4975(c) of the Code). All Benefit Plans which are group health plans have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA.

                  (f) ERISA COMPLIANCE. No Benefit Plan is subject to the provisions of Part 3 of Title I of ERISA, Section 412 of the Code or the provisions of Title IV of ERISA. Neither the Company nor any ERISA Affiliate has incurred, nor is there a basis for believing that either the Company or any ERISA Affiliate may incur, any material liability under Title IV of ERISA in connection with any plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by any ERISA Affiliate (as that term is defined in the next sentence) of the Company. The term "ERISA Affiliate" shall mean any person which is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is or was under common control (within the meaning of Section 414(c) of the Code) with the Company.

                  (g) CHANGE IN CONTROL BENEFITS. SCHEDULE 3.18 hereto or the Company's Petition and the schedules thereto lists: (A) each executive officer and director of the Company or any ERISA Affiliates who is eligible to receive a Change of Control Benefit, (B) the amount of each such Change of Control Benefit calculated as if a change of control occurred, and such benefit payment became due, on the date hereof, (C) each such individual's base rate of compensation in effect as of the date of this Agreement, (D) such individual's compensation from the Company and any ERISA Affiliate for each of the calendar years 1999 through 2001, as reported by the Company and any ERISA Affiliate on Form W-2 or Form 1099, and (E) any other amounts, identified by type, necessary to calculate such benefits. Neither the Company nor any ERISA Affiliate has made any payments or provided any compensation or benefits nor is a party to any agreement or any Benefit Plan that could obligate it or any successor thereto to make any payments or provide any compensation or benefits, the deductibility of which is limited by
         Section 280G of the Code.

                  (h) TERMINATION OF BENEFIT PLANS. The Company acknowledges and agrees that the Parties intend for the Plan to provide for the termination of the Benefit Plans in accordance with ERISA, including ERISA provisions regarding proper notice of termination and distribution of Benefit Plan funds.

         3.19 GUARANTIES AND WARRANTIES. Other than endorsements of negotiable instruments in the ordinary course of business, the Company is not a guarantor or otherwise is liable for any material liability or material obligation (including indebtedness) of any other person. Except as otherwise required under applicable state and federal law, the Company has not made or given any warranties with respect to any of the products distributed by the Company, except as listed on SCHEDULE 3.19.

         3.20 PERMITS. To the best of the Company's knowledge, the Company holds all environmental permits and other material permits, licenses or franchises of Governmental Entities required under any Environmental Law or other law, regulation, order or decree, in connection with the ownership and/or operation of the business and assets of the Company, all such permits, licenses and franchises are listed in SCHEDULE 3.20, and the Company is in compliance with such permits, licenses and franchises in all material respects. All such permits, licenses and franchises are in full force and effect and the Company has not received any notification pursuant to any law relating to the business of the Company that any currently held material permit, license or franchise relating to the operation of the business and/or assets of the Company has been or is about to be made subject to materially different limitations or conditions, or has been or is about to be revoked, withdrawn or terminated.

         3.21 ENVIRONMENTAL COMPLIANCE. To the best of the Company's knowledge, the Company and its operations and properties are in compliance with all Environmental Laws in all material respects. No government agency or third party has submitted to the Company any notification, demand, request for information, citation, summons, or compliant, and no order has been issued, no compliant has been filed, no penalty has been assessed and no investigation or review is pending or threatened, relating to any Environmental Law. Except in substantial compliance with applicable Environmental Laws, Hazardous Substances have not been generated, used, treated or stored on, transported to or from, disposed of or released on any property owned or operated at any time by the Company. Except as set forth in SCHEDULE 3.21, to the Company's knowledge, there are not now and never have been any underground storage tanks located on any property owned or operated by the Company.

         3.22 CUSTOMERS. The Company has heretofore delivered to the Buyer a true and correct list of all customers with whom the Company has done business since October 1, 2000, together with the revenues generated from such customers during the twelve (12) months ended September 30, 2001 and the nine month period ended June 30, 2002. The relationships of the Company with each of such customers are satisfactory commercial working relationships, and no such customer has cancelled or otherwise terminated, or threatened in writing, or to the Company's knowledge, threatened orally, to cancel or otherwise terminate, its relationship with the Company.

         3.23 INSURANCE. The Company has heretofore delivered to the Buyer a true and correct list of all policies of insurance maintained by or on behalf of the Company with respect to its business or operations and which are in effect as of the date of this Agreement. As of the date of this Agreement, all such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions thereof. No event has occurred which is reasonably likely to give rise to a material claim relating to the Company under such insurance policies.

         3.24 TRANSACTIONS WITH AFFILIATES. SCHEDULE 3.24 lists all agreements and other arrangements and transactions in effect and entered into between the Company or an affiliate of the Company, on the one hand, and the Company, on the other hand. For purposes of this Agreement, "affiliate" shall mean (i) any person or entity which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person or entity, (ii) any officer, director, partner, employee, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person or entity, or (iii) any other person or entity for which a person described in clause (ii) acts in such capacity.

         3.25 NO UNDISCLOSED LIABILITIES. Except for (a) liabilities for future performance pursuant to any agreement listed in SCHEDULES 3.10, 3.11 or 3.13;
(b) liabilities disclosed, reserved for or otherwise reflected in the Most Recent Balance Sheet and the notes thereto; and (c) liabilities incurred in the ordinary course of business by the Company after the date of the Most Recent Balance Sheet which will not, individually or in the aggregate, have a Material Adverse Effect, the Company has not incurred any liability (contingent or otherwise) that would be required to be disclosed in financial statements under GAAP, consistently applied. The Company is not indebted to the employee, director or shareholder for any amounts other than normal compensation as disclosed to the Buyer for not more than one partial payroll period.

         3.26 INTEREST IN SIMILAR BUSINESSES. Neither Brad Yopp nor Bruce Bailey has any financial interest in any person, firm, corporation or other entity which is, or during the past five years was, directly or indirectly, engaged in a business substantially similar to the Business.

         3.27 INDEMNIFICATION. To the best of the knowledge of the Company, no action or failure to take action by any director, officer or employee of the Company has occurred which would give rise to a claim or a potential claim by any such person for indemnification from the Company under the corporate indemnification provisions of the Company in effect on the date of this Agreement.

         3.28 DISCLOSURE. To the best of the knowledge of the Company, no representation or warranty by the Company contained in this Agreement or any Schedule or Exhibit hereto, or contained in the Financial Statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein not misleading.


                                   ARTICLE 4
               REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER

         As a material inducement to the Company entering into this Agreement, the Buyer hereby represents and warrants to the Company the following, in each case as of the date of this Agreement and the Closing Date, unless otherwise specifically provided:

         4.1 ORGANIZATION, QUALIFICATION, AND AUTHORIZATION. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. The Buyer has full corporate power and authority to carry on its business as currently conducted by it and to own and use the properties owned and used by it.

         4.2 AUTHORIZATION AND ENFORCEABILITY. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Buyer has taken all corporate action that is necessary to authorize the execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated herein. Upon the entry of the Final Order, this Agreement will be, and such other agreements, documents and instruments executed in connection herewith when executed and delivered will be, the legal, valid, binding obligation of the Buyer enforceable in accordance with their respective terms. Assuming compliance with the Final Order, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or party to any material agreement to which the Buyer is a party or by which its assets is bound, in order to consummate the transactions contemplated by this Agreement.

         4.3 NONCONTRAVENTION. Assuming (i) the issuance of the Final Order and
(ii) obtaining the waivers and consents set forth in SCHEDULE 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, directive or ruling of any government, governmental agency, or court to which the Buyer is subject, or any provision of the Buyer's articles of incorporation or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of the assets of the Buyer is subject.

         4.4 BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

         4.5 INVESTMENT. The Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. The Buyer has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of the Shares in connection with this Agreement. The Buyer is able to bear the economic risk and lack of liquidity inherent in holding the Shares for an indefinite period. The Buyer is acquiring the Shares for investment and not with a view toward or for sale or distribution thereof within the meaning of the Securities Act, or with any present intention of distributing or selling the Shares within the meaning of the Securities Act. The Buyer acknowledges and agrees that after the Closing the Shares may be not sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration available under the Securities Act or such state securities laws.


                                   ARTICLE 5
                                   AGREEMENTS

         5.1 BANKRUPTCY ACTIONS.

                  (a) As promptly as practicable, but in no event later than September ____, 2002, by 5:00 p.m., the Company shall file with the Bankruptcy Court its proposed Plan or Reorganization ("Plan") and Disclosure Statement ("Disclosure") designated to be subject to further changes prior to commencement of a confirmation hearing to be held no later than October _____, 2002.

                  (b) The Company shall provide the Buyer with drafts of the proposed Plan and Disclosure which shall be acceptable to the Buyer, prior to 5:00 p.m. on September ___, 2002. The Company shall incorporate the Buyer's comments on the proposed Plan and Disclosure which shall be made available to the Company prior to September ___, 2002 except to the extent that they alter this Agreement or are otherwise inconsistent with applicable law, and shall provide the revised proposed Plan and Disclosure to the Buyer, counsel to the Creditors' Committee and the Bankruptcy Court. To the extent practicable under all the circumstances, the Company shall incorporate subsequent comments from the Buyer received prior to the time the Bankruptcy Court concludes the hearing on confirmation of the Plan.

                  (c) Each of the Company and the Buyer shall use their reasonable best efforts to cooperate, assist and consult with each other to secure the entry of a Final Order confirming the Plan no later than December 15, 2002 and to consummate the transactions contemplated by this Agreement. Neither the Company nor the Buyer shall file any pleadings or take any position in the Chapter 11 Case contrary to the approval of the Final Order confirming the Plan and/or the consummation of the transaction contemplated hereby unless the Company and the Buyer approve such pleading or position. In the event that any orders of the Bankruptcy Court relating to this Agreement or the transactions discussed herein shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), the Company and the Buyer will cooperate in taking such steps diligently to defend against such appeal, petition or motion and the Company and the Buyer shall use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

                  (d) The Company shall not take any action to cause one or more of its Affiliates that is a debtor in a Chapter 11 or Chapter 7 bankruptcy case to breach any obligation as if they were a Controlled Affiliate hereunder.

         5.2 NON-SOLICITATION; MAINTENANCE OF CONFIDENTIALITY.

                  (a) From the date of this Agreement to the Closing, the Company shall not, nor shall it permit any of its officers, directors or other representatives (which representatives are acting on the Company's behalf), directly or indirectly to, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than the Buyer and its representatives) concerning any sale, license, joint venture, partnership or other transfer of the Business or any part thereof or similar transaction involving the Company. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or other representative (which representative is acting on the Company's behalf) of the Company, whether such person is purporting to act on behalf of the Company, or otherwise, shall be deemed to be a breach of this
         SECTION 5.2(A) by the Company. In the event that the Company, or any affiliate thereof receives a proposal relating to any such transaction, the Company shall promptly notify the Buyer of such proposal and the details thereof.

                  (b) The Company shall not (without the prior written consent of the Buyer, which shall not be unreasonably withheld or delayed) release any Person from, or waive any provisions of, any confidentiality agreement entered into in connection with the bidding process provided for in the Bidding Procedures, and shall use reasonable best efforts to obtain the return (or receive written confirmation of the destruction) of any confidential materials supplied to any party in the bidding process other than the Buyer.

         5.3 FINANCING. On the Closing Date, the Buyer shall be capitalized with $100,000 in cash, and shall have established a line of credit of at least $500,000, which shall be secured but subordinate to the Buyer's obligation to Manchester Commercial Finance, LLC and readily available to the Buyer at Closing. The working capital infusion will equal or exceed $600,000.


                                   ARTICLE 6
                                    COVENANTS

         The parties agree as follows with respect to the periods indicated:

         6.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

         6.2 TRANSITION. From and after the date of this Agreement, the Company will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with it after the Closing as it maintained with it prior to the Closing.

         6.3 CONFIDENTIALITY. From and after the date of this Agreement and subject to the requirements of Federal Bankruptcy law and procedure, the Company will treat and hold as confidential all of the information concerning the Company, and its business and affairs, that is not already generally available to the public ("Confidential Information") and refrain from using any of the Confidential Information except in connection with this Agreement.

         6.4 CONDUCT OF BUSINESS. From the date hereof until the Closing, except with the Buyer's prior written consent, the Company shall carry on its business in the ordinary course of business consistent with past practice and to use its reasonable commercial efforts to preserve intact its business organization and relationships with third parties and, without limiting the generality of the foregoing, the Company shall not:

                  (a) do or omit to do any act or thing which would cause any of the representations and warranties set out in ARTICLE 3 to be untrue at the Closing Date;

                  (b) make or authorize any material capital expenditures;

                  (c) enter into any material contract outside the ordinary course of business or amend or terminate any material contract to which it is a party or exercise any renewal, expansion or other options relating thereto, other than in the ordinary course of business;

                  (d) dispose, or agree or commit to dispose, of any material assets out of the ordinary course of business;

                  (e) make any material change in federal, state or local tax elections, or accounting methods, principles or practices, unless required by law or by changes in GAAP; or

                  (f) merge or consolidate with any person, acquire any stock or other ownership interest in any person or the assets of any business as an entirety, or liquidate, dissolve or otherwise reorganize or seek protection from creditors; or

                  (g) adopt, amend, modify, spin-off, transfer or assume any of the assets or liabilities of, terminate or partially terminate, any Benefit Plan; or

                  (h) amend, or permit the amendment of the articles of incorporation, by-laws or other organizational documents of the Company,

                  (i) except as provided herein, make any changes in the capital structure of the Company, or issue or sell, or purchase, or agree to issue, sell or purchase, any capital stock or securities of the Company, or

                  (j) declare or pay any dividend or other distribution out of the Company.

         During the period from the date of this Agreement to the Closing Date, the Company shall cause the Company to confer on a regular basis with the Buyer as to the business of the Company, and to report periodically on the general status of ongoing operations of the Company.

         6.5 REASONABLE EFFORTS. Each Party agrees to use with all due dispatch its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other Parties in connection with the foregoing. Each Party further agrees not to undertake any course of action inconsistent with the satisfaction of the conditions to Closing set forth herein, and to do all such acts and take all such measures as may be commercially reasonable to comply, and be in compliance, with the representations, warranties, covenants and agreements contained in this Agreement.

         6.6 ACCESS TO RECORDS. Between the date of this Agreement and the Closing Date, the Company shall allow the Buyer, its representatives and potential lenders, full and complete access to the books, records and business premises and properties of the Company and furnish to the Buyer all such information concerning the Company and its businesses and affairs as the Buyer may reasonably request, for purposes of conducting a due diligence investigation; provided, however, that any such investigation shall be conducted during normal business hours and shall not unreasonably interfere with the operations of the Company. No such investigation shall affect any of the representations and warranties of the Company hereunder.

         6.7 NOTICE OF EVENTS. From the date of this Agreement to the Closing Date, the Company shall promptly notify in writing the Buyer of any fact which, if known at the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would or could result in the breach by the Company of any representation or warranty or a breach of any covenant or agreement in this Agreement.

         6.8 AGREEMENTS WITH CREDITORS/LESSORS. Prior to Closing, each of the creditors/lessors of the Company identified in SCHEDULE 6.8 shall have entered into the respective agreements set forth in Schedule 2.2(i). The Company shall use its reasonable efforts to assist Buyer in obtaining such Agreements prior to Closing. The Buyer may, in its sole discretion, but is under no obligation to, waive the provisions of this SUBSECTION 6.8.


                                   ARTICLE 7
                        CONDITIONS TO OBLIGATION TO CLOSE

         7.1 CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) The representations and warranties set forth in ARTICLE 3 above shall be true, correct and complete in all material respects at and as of the Closing Date (and any representation or warranty that is qualified as to materiality in ARTICLE 3 shall be deemed to be without such qualification for purposes of the foregoing);

                  (b) The Company shall have performed and complied with all of the Company's covenants and agreements hereunder in all material respects through the Closing;

                  (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) affect adversely the right of the Buyer to own the Shares and to control the Company following consummation of the transactions contemplated by this Agreement; or (iv) materially and adversely affect the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (d) The Company shall have delivered to the Buyer a Certificate signed by its President and Chief Financial Officer to the effect that each of the conditions specified above in SECTION 7.1(a)-(c) is satisfied;

                  (e) The Company shall have delivered to the Buyer the resignations of all directors and officers of the Company, all to be effective as of the Closing;

                  (f) All certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to counsel to the Buyer;

                  (g) There shall have been delivered to the Buyer an opinion of counsel to the Company, dated the Closing Date, in substantially the form of EXHIBIT 2.2(d);

                  (h) There shall have been no material damage, dilution, diminution, or destruction to any of the Company's assets, properties or businesses, or any material adverse change affecting the assets, properties, business or condition, financial or otherwise, of the Company;

                  (i) The Company shall have executed and delivered such other instruments and agreements as have been reasonably requested by the Buyer; and

                  (j) The Company shall have obtained and delivered to Buyer the Final Order of the Bankruptcy Court confirming the Plan.

The Buyer may waive any condition specified in this SECTION 7.1 if it executes a writing so stating at or prior to the Closing.

         7.2 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) The representations and warranties set forth in ARTICLE 4 above shall be true, correct and complete in all material respects at and as of the Closing date (and any representation or warranty that is qualified as to materiality in ARTICLE 4 shall be deemed to be without such qualification for purposes of the foregoing);

                  (b) The Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing;

                  (c) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (d) The Buyer shall have delivered to the Company a Buyer's Certificate to the effect that each of the conditions specified above in SECTION 7.2(a)-(c) is satisfied;

                  (e) All certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company; and

                  (f) The Buyer shall have executed and delivered such other instruments and agreements as the Company shall have reasonably requested.

The Company may waive any condition specified in this SECTION 7.2 if it executes a writing so stating at or prior to the Closing.

         7.3 CONDITIONS OF OBLIGATIONS OF THE BUYER AND THE COMPANY. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

                  (a) The Bankruptcy Court shall have approved and entered in the Chapter 11 Case such Final Orders (together with any related findings of fact or conclusions of law) as necessary to approve and implement this Agreement, and the transactions contemplated hereby, including the confirmation of the Plan acceptable to Buyer under the terms and conditions of this Agreement. Such Final Orders shall not have been vacated, stayed, amended, reversed and/or modified.

                  (b) No action, suit or proceeding (including any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. sec.
         1334) brought by any Governmental Entity shall be pending to enjoin, restrain or prohibit the transactions contemplated hereby, or that would be reasonably likely to prevent or make illegal the transactions contemplated hereby.

                  (c) No Governmental Entity shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby.

                  (d) Completion of the financing described in SECTION 5.3 of this Agreement.

                  (e) The Buyer shall have entered into employment agreements with Brad Yopp ("Yopp") and Bruce Bailey ("Bailey") which are mutually acceptable to the Buyer and each of Yopp and Bailey.


                                   ARTICLE 8
                                   TERMINATION

         8.1 TERMINATION RIGHTS. This Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual consent of the Company and the Buyer; or

                  (b) By either the Company or the Buyer by a written notice to the other if the Closing Date has not occurred on or prior to January 15, 2003 and the failure to complete the purchase and sale of the Shares herein provided for on or before such date did not result from any breach of this Agreement by the party seeking to terminate this Agreement.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to SECTION 8.1, this Agreement shall terminate, and have no further force or effect (except for this SECTION 8.2) and the transactions contemplated hereby shall be abandoned without further action by the parties. Except as otherwise provided herein, any such termination shall not, however, relieve any party of any liability for breach of any representation, warranty, agreement, covenant or obligation under this Agreement. In the event the Agreement is terminated due to a violation by the Company of SECTION 5.2 or because another offer for the Company was approved by the Bankruptcy Court after the Plan was submitted to the Bankruptcy Court, then the Company shall immediately pay to the Buyer, as liquidated damages, the amount of $50,000.00, subject to approval by the Bankruptcy Court.


                                   ARTICLE 9
                               GENERAL PROVISIONS

         9.1 DEFINITIONS. As used herein, the terms below shall have the following meanings:

         "Affiliate" of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

         "Audited Financial Statements" has the meaning set forth in SECTION 3.6 hereof.

         "Bankruptcy Code" has the meaning set forth in the introduction hereof.

         "Bankruptcy Court" has the meaning set forth in the introduction hereof.

         "Benefit Plans" has the meaning set forth in SECTION 3.18(a).

         "Business" has the meaning set forth in the introduction hereof.

         "Change of Control Benefit" has the meaning set forth in SECTION
3.18(b).

         "Chapter 11 Case" has the meaning set forth in the introduction hereof.

         "Claims" has the meaning set forth in SECTION 1.3(a).

         "Claim Fund" has the meaning set forth in SECTION 1.3(a).

         "Closing" has the meaning set forth in SECTION 2.1.

         "Closing Date" has the meaning set forth in SECTION 2.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Benefit Plans" has the meaning set forth in SECTION 2.1(j).

         "Company Employees" means employees of the Company.

         "Company Employment Agreements" has the meaning set forth in SECTION 3.17(b).

         "Controlled Affiliate" shall mean, with respect to any Enron Party, any Person that, directly or indirectly, through one or more intermediaries, is controlled by such Enron Party; provided that if any such Person shall have filed a voluntary petition for relief commencing a case under Chapter 7 or 11 of the Bankruptcy Code or shall be the subject of such a case, involuntarily, then such Person shall be deemed not to be a Controlled Affiliate solely with respect to actions taken or failed to be taken by such person after such filing or such person becoming subject to such case.

         "Creditors' Committee" means the official committee of unsecured creditors appointed in the Chapter 11 Case.

         "Eligible Employees" has the meaning set forth in SECTION 3.8(a).

         "Employee Benefit Plan List" has the meaning set forth in SECTION 3.18(a).

         "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders currently in effect that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

         "ERISA" has the meaning set forth in SECTION 3.18(a).

         "ERISA Affiliate" has the meaning set forth in SECTION 3.18(f).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Final Order" or "Final Order of the Bankruptcy Court" means an order entered by the Bankruptcy Court, in form and substance acceptable to the Company and the Buyer, approving the entry by the Company and the Buyer into the transactions contemplated by this Agreement, including the Plan with respect to which more than 10 days has passed since the date of said order having been entered and with respect to which no appeal has been taken or stay of effect granted, or where an appeal has been granted said appeal has been concluded with such order being affirmed, or where a stay of effect has been granted such stay has expired or been lifted, terminated or annulled, and such order is no longer subject to further appeal or stay.

         "Financial Statements" has the meaning set forth in SECTION 3.6.

         "Governmental Entity" means any federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, commission, board, bureau or other authority or instrumentality, domestic or foreign.

         "Hazardous Substances" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., ss.9601 et seq., and also includes any substance now regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls.

         "Intellectual Property" has the meaning set forth in SECTION 3.11.

         "IRS" means the Internal Revenue Service.

         "Leased Premises" has the meaning set forth in SECTION 3.10.

         "Leases" has the meaning set forth in SECTION 3.10.

         "Lien" means any lien, pledge, charge, option, restriction on transfer, claim, mortgage, deed to secure debt, deed of trust, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind; provided that neither (i) a financing statement filed by the lessor of equipment to evidence its leasehold interest in such equipment nor (ii) restrictions imposed as a result of the filings of the Petitions, shall constitute a Lien.

         "Material Adverse Effect" means a material adverse effect on the ability of the Company to operate the Business in a manner consistent with the operation of the Business as of the filing of the Petition in 2002 and, in particular, means any material unfavorable change in revenues, operating margins, EBITA (computed on a normalized basis), current ratios, net collectable accounts receivable, equipment condition, customer base, material customer contract terms, or the Company's work force and labor rates. In addition, a Material Adverse Effect will be deemed to have occurred to the Company, if the total of cash on hand and accounts receivable are less than the amount of post-petition accounts payable as of the Closing Date.

         "Most Recent Balance Sheet" has the meaning set forth in SECTION 3.6.

         "Person" or "person" means any individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, or other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

         "Petition" has the meaning set forth in the introduction hereof.

         "Plan" means the plan of reorganization deemed acceptable to the Buyer and the Company in writing and confirmed by a Final Order of the Bankruptcy Court.

          "Purchase Price" has the meaning set forth in SECTION 1.3.

         "Real Property" has the meaning set forth in SECTION 3.10.

         "Restricted Term" has the meaning set forth in SECTION 6.8.

         "Sale Hearing" means the hearing scheduled and held by the Bankruptcy Court on the approval of this Agreement and the transactions contemplated hereby.
         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" has the meaning set forth in SECTION 1.1.

         "Tax" means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on Enron, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, gross income or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, stock transfer, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, environmental, transfer and gains taxes and customs duties.

         "2002 Financial Statements" has the meaning set forth in SECTION 3.6.

         9.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Neither any Company or the Buyer shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Company, which consent will not be unreasonably withheld, except to the extent required by law.

         9.3 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective heirs, legal representatives, successors and permitted assigns.

         9.4 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein) constitutes the entire agreement among the Parties with respect to matters coming within the scope of the provisions of this Agreement and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         9.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, legal representatives, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Company.

         9.6 COUNTERPARTS AND FACSIMILE DELIVERY. This Agreement may be executed in one or more counterparts, and by different Parties on different counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement shall be effective once one or more counterparts hereof has been executed by each Party hereto, whether or not all such signatures are on the same counterpart. Either Party may deliver an executed counterpart of this Agreement by facsimile transmission, provided the original executed counterpart is thereafter promptly delivered to the other Party.

         9.7 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Company:     Research, Incorporated
                                 7128 Shady Oak Road
                                 Eden Prairie, MN 55344
                                 Attn: Mr. Brad Yopp
                                 Telephone: (952) 829-8391
                                 Facsimile:  (952) 941-3628

          If to the Buyer:       Research Technologies Corporation
                                 1173 Osborne Road
                                 Spring Lake Park, MN 55432
                                 Attn: Mr. William T. Hoagland
                                 Telephone: (763) 795-8856
                                 Facsimile:  (763) 795-8867

          With a copy to:        David R. Mylrea, Esq.
                                 Hinshaw & Culbertson
                                 222 South Ninth Street

                                 3100 Piper Jaffray Tower
                                 Minneapolis, MN 55402
                                 Telephone: (612-334-2640)
                                 Facsimile: (612-334-8888)

          Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

         9.10 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability for the offending term or provision in any other situation or in any other jurisdiction.

         9.12 EXPENSES. Subject to SECTION 8.2 hereof, Buyer, on the one hand, and the Company, on the other hand, will bear their own costs and expenses (including legal fees and expenses and filing or processing fees imposes by governmental authorities) incurred in connection with this Agreement and the transactions contemplated hereby.

         9.13 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein, shall have independent significance, and that all statements contained herein and in the Schedules and Exhibits hereto shall be deemed to be representations and warranties hereunder. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

         9.14 SUBMISSION TO JURISDICTION, CONSENT TO SERVICE OF PROCESS. With respect to any claim arising out of, or related to the transactions contemplated by, this Agreement:

                  (a) Each party irrevocably submits to the exclusive jurisdiction of the United States Bankruptcy Court located in the City of Minneapolis (provided that if, by law, such Bankruptcy Court does not have jurisdiction in respect of any particular matter or proceedings, each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Minnesota solely in respect of such matter or proceeding) and accepts, generally and unconditionally, the exclusive jurisdiction of any such court and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement subject, in each case, to all rights to appeal such decisions to the extent available to the parties; and

                  (b) Each party irrevocably waives:

                           (i) any objection which it may have at any time to
                  the laying of venue of any suit, action or proceeding arising out of, or relating to the transactions contemplated by, this Agreement in any such court;

                           (ii) any claim that any such suit, action or
                  proceeding brought in any such court has been brought in an inconvenient forum; and

                           (iii) the right to object, with respect to such suit,
                  action or proceeding brought in any such court, that such court does not have jurisdiction over such party.

         9.15 SCHEDULES. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.





RESEARCH, INCORPORATED                    RESEARCH TECHNOLOGIES
                                          CORPORATION



By:                                       By:
    ----------------------------------        ----------------------------------
      Brad Yopp, President and Chief            William T. Hoagland, President
      Financial Officer

                                  Schedule 3.1
                                  ------------

                         Seller's Officers and Directors
                         -------------------------------


Brad C. Yopp               President & CFO
Bruce E. Bailey            Vice President
Claude C. Johnson          Chairman of the Board of Directors
John G. Colwell Jr.        Director

                                  Schedule 3.2
                                  ------------

         Seller's Equity Interests/Options in other persons or entities
         --------------------------------------------------------------


Research International Latin America, S. de R. L. de C. V.

                                  Schedule 3.3
                                  ------------

                 Seller's Agreements Requiring Waiver or Consent
                 -----------------------------------------------


First Industrial, L.P. - Facility lease - Requires written consent

Manchester Commercial Finance LLC - Credit line - Requires written consent.

                                  Schedule 3.5
                                  ------------

  Exceptions to good title, valid leaseholds or licenses to property and assets
  -----------------------------------------------------------------------------


None.

                                  Schedule 3.6
                                  ------------

                   Exceptions to GAAP in Financial Statements
                   ------------------------------------------


None.

                                  Schedule 3.7
                                  ------------

       Exceptions to Seller's representations of Material Adverse Effects
       ------------------------------------------------------------------


Research Inc. provided to Buyer a revised forecast on August 9, 2002 reflecting a reduction in revenue of $450,000 for the July, August and September 2002 period. Also reflected in this forecast was a reduction in revenue of $308,000 for Fiscal 2003 and $287,000 for Fiscal 2004.

The reduction in Earnings before Income Taxes for Fiscal 2002, 2003 and 2004 was $128,000, $96,000 and $93,000 respectively.

                                 Schedule 3.8(b)
                                 ---------------

               Exceptions to Seller's representations of disputes,
               ---------------------------------------------------
                    claims relating to employment agreements
                    ----------------------------------------


Reference the Company's Petition and schedules filed with the United States Bankruptcy Court for the District of Minnesota.

                                  Schedule 3.9
                                  ------------

                   Exceptions to Seller's tax representations
                   ------------------------------------------


Mexican Institute of Social Security in Guadalajara Mexico for     $   597.46
the payment of Payroll taxes.

Fiscal Service Administration in Guadalajara Mexico for the        $10,762.00
payment of payroll Taxes.

Minnesota Department of Revenue for payment of taxes due under     $ 1,650.32
the tax return Filed for the year ended September 30, 2001.

                                  Schedule 3.10
                                  -------------

                      List of real property owned or leased
                      -------------------------------------


Owned real Property:
--------------------

None.


Leased real property:
---------------------

Research Inc. office and manufacturing facility located at "7128 Shady Oak Rd., Eden Prairie, MN 55344". - leased from First Industrial, L.P. under a Lease Agreement dated 2/6/02.

                                  Schedule 3.11
                                  -------------

     List of Seller's registered items of intellectual property and licenses
     -----------------------------------------------------------------------
                             RESEARCH, INCORPORATED
                        PENDING AND GRANTED U.S. PATENTS

------------ --------------- ----------------- ------------------------- -------------------------------------------------
K&L FILE       PATENT NO.     DATE OF ISSUE       INVENTOR'S NAME(S)                          TITLE
R04
------------ --------------- ----------------- ------------------------- -------------------------------------------------
             4,665,627       05/19/87          Herbert J. Wilde          DRY FILM CURING MACHINE WITH ULTRAVIOLET LAMP
                                               James F. Mengelkoch       CONTROLS
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0034      4,780,040       10/25/88          Paul S. Petersen          CONVEYOR GUIDE ARRANGEMENT
------------ --------------- ----------------- ------------------------- -------------------------------------------------

             4,965,670       10/23/90          Gary M. Klinefelter       ADJUSTABLE OVERLAY DISPLAY CONTROLLER
------------ --------------- ----------------- ------------------------- -------------------------------------------------

             5,049,725       09/17/91          Andrew E. Abramson        HINGEABLE RADIANT HEATING STRUCTURE
------------ --------------- ----------------- ------------------------- -------------------------------------------------

             5,060,289       10/22/91          Andrew E. Abramson        PORTABLE TUBE SHRINKING TOOL
------------ --------------- ----------------- ------------------------- -------------------------------------------------

             5,440,101       08/08/95          Norman R. Cox             CONTINUOUS OVEN WITH A PLURALITY OF HEATING
                                               Jean P. Menard            ZONES.  SOLD TO CVD EQUIPMENT CORPORATION PER
                                               Wayne W. Baer             ASSET PURCHASE AGREEMENT DATED 11/9/01
                                               Bradley C. Anderson
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0042      5,634,402       06/03/97          Paul D. Rudd              COATING HEATER SYSTEM
                                               Bruce E. Bailey
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0043      5,713,138       02/03/98          Paul D. Rudd              COATING DRYER SYSTEM
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0044      5,901,462       05/11/99          Paul D. Rudd              COATING DRYER SYSTEM
(C-I-P)
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0045      5,953,833       09/21/99          Paul D. Rudd              COATING DRYER SYSTEM
(Divisional)
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0046      5,573,174       11/12/96          Robert Pekol              AUTOMATIC REFLOW SOLDERING SYSTEM
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0047      6,256,903       07/10/01          Paul D. Rudd              COATING DRYER SYSTEM
(Divisional)
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0048      Pending App.    Filed             Paul D. Rudd              COATING DRYER HEATING SYSTEM AND METHOD
             09/697,439      10/26/00          Christopher Sulzer
             (allowing to                      David Dingmann
             abandon)                          Christopher Stroth
                                               Gregory Handzel
             Inactive
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0049      Provisional     Filed             Brad C. Anderson          COMPARTMENTALIZED OVEN
             Pending App.    02/02/01          Stephen F. Carlson        SOLD TO CVD EQUIPMENT CORPORATION PER ASSET
             60/265,992                        Travis R. Chezick         PURCHASE AGREEMENT DATED 11/9/01
                                               John T. Leone
                                               Jean P. Menard
             Inactive                          Bruce J. Pierson
                                               James A. Rieck
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0050      Provisional     Filed             Paul D. Rudd              SUBSTRATE SAFETY COOLING SYSTEM
             Pending App.    04/10/01          James A. Chilcott
             60/285,682

             Inactive
------------ --------------- ----------------- ------------------------- -------------------------------------------------

12-0051      Pending App.    Filed             Paul D. Rudd              COATING DRYER SYSTEM
(Divisional) 09/862,162      05/21/01

             Inactive
------------ --------------- ----------------- ------------------------- -------------------------------------------------


                                                RESEARCH, INCORPORATED
                                          PENDING FOREIGN PATENT APPLICATIONS

--------------------------- --------------- --------------------------- -------------------------------------------
K&L FILE NUMBER - R04       COUNTRY         TITLE                       APPLICATION NO.
--------------------------- --------------- --------------------------- -------------------------------------------
13-0009                     Japan           Coating Dryer System        9-228613

                                                                        Request for Examination and Examination
                                                                        Fee due 08/24/04
--------------------------- --------------- --------------------------- -------------------------------------------

13-0010                     PCT             Coating Dryer System and    PCT/US00/29481
                                            Method
                                                                        Inactive
--------------------------- --------------- --------------------------- -------------------------------------------

                                  Schedule 3.13
                                  -------------

  Sellers' written and oral agreements material to the conduct of its business
  ----------------------------------------------------------------------------


Industrial Building Lease Agreement between Research Inc. and First Industrial, L.P. dated February 6, 2002

Financing Agreement between Research Inc. and Manchester Commercial Finance LLC dated February 14, 2002

Asset Purchase Agreement between Research Inc. and CVD Equipment Corporation dated November 9, 2001

Distributor/Reseller Agreement between Research Inc. and Scitex Digital Printing, Inc. dated October 6, 1998

License Agreement between Research Inc. and Miyakoshi Printing Machinery Company Ltd. dated September 7, 2000

Sales and Technical Representation Agreements between Research Inc. and it's Independent Sales Representatives listed in Book #4 provided in the due diligence documentation

                                  Schedule 3.16
                                  -------------

                           Litigation involving Seller
                           ---------------------------


None.

                                  Schedule 3.17
                                  -------------

        Seller's written employment, compensation, bonus, etc. agreements
        -----------------------------------------------------------------


Management Retention Plan for Brad C. Yopp (President & CFO) and Bruce E. Bailey (Vice President).

2002 Sales Incentive Program - Kevin Nouis and Tonya Mandy.

                                  Schedule 3.18
                                  -------------

                       Seller's Employee Benefit programs
                       ----------------------------------


      EMPLOYEE RELATIONS MANUAL _ Copy Provided in Book #2 of Due Diligence

                                TABLE OF CONTENTS
                                -----------------
4.1      EMPLOYMENT
         4.1.1    Contract Workers      .   .    .   .    .   .   .    .   . 3
         4.1.2    Employment Process - Job Openings  .    .   .   .    .   . 6
         4.1.3    Job Postings          .   .    .   .    .   .   .    .   . 8
         4.1.4    Temporary Overload Assistance  .   .    .   .   .    .   .10
         4.1.5    Promotions/Transfers      .    .   .    .   .   .    .   .12
         4.1.6    Referral Fee          .   .    .   .    .   .   .    .   .14
         4.1.7    RI Temps              .   .    .   .    .   .   .    .   .15
4.2      COMPENSATION
         4.2.1    Exempt Pay Plans, Planning and
                  Performance Appraisal .   .    .   .    .   .   .    .   .16
         4.2.2    Nonexempt Pay Plan & Performance Appraisal  .   .    .   .19
         4.2.3    Plant Pay Plan & Performance Appraisal  .   .   .    .   .21
         4.2.4    Extended Travel Compensation   .   .    .   .   .    .   .23
         4.2.5    Job Evaluation System .   .    .   .    .   .   .    .   .25
         4.2.6    Garnishments, Levies, Etc..    .   .    .   .   .    .   .27
         4.2.7    Overtime Pay          .   .    .   .    .   .   .    .   .28
4.3      BENEFITS
         4.3.1    Employee Assistance Program (EAP)  .    .   .   .    .   .30
         4.3.2    Flex Time             .   .    .   .    .   .   .    .   .31
         4.3.3    Funeral Leave         .   .    .   .    .   .   .    .   .33
         4.3.4    Holidays              .   .    .   .    .   .   .    .   .34
         4.3.5    Insurance             .   .    .   .    .   .   .    .   .36
         4.3.6    Jury/Witness Leave    .   .    .   .    .   .   .    .   .38
         4.3.7    Leave of Absence - .
                  Personal, Disability, Educational  .    .   .   .    .   .40
         4.3.8    Legislative Leave of Absence       .    .   .   .    .   .43
         4.3.9    Military Leave        .   .    .   .    .   .   .    .   .45
         4.3.10   Family Leave          .   .    .   .    .   .   .    .   .47
         4.3.11   Savings and Retirement Plans   .   .    .   .   .    .   .49
         4.3.12   Service Awards        .   .    .   .    .   .   .    .   .51
         4.3.13   Disability Insurance  .   .    .   .    .   .   .    .   .52
         4.3.14   Vacation              .   .    .   .    .   .   .    .   .54
         4.3.15   Workers' Compensation .   .    .   .    .   .   .    .   .57
4.4      EMPLOYEE DEVELOPMENT
         4.4.1    Brown Bag Lunch Program.  .    .   .    .   .   .    .   .59
         4.4.2    Seminars              .   .    .   .    .   .   .    .   .60
         4.4.3    Tuition Reimbursement .   .    .   .    .   .   .    .   .61
4.5      EMPLOYEE RELATIONS/MISCELLANEOUS
         4.5.1    Break Periods         .   .    .   .    .   .   .    .   .62
         4.5.2    Bulletin Board Posting    .    .   .    .   .   .    .   .63
         4.5.3    Emergency Plant Closing   .    .   .    .   .   .    .   .64
         4.5.4    Equal Employment Opportunity   .   .    .   .   .    .   .65
         4.5.5    Flowers               .   .    .   .    .   .   .    .   .67
         4.5.6    Health and Safety     .   .    .   .    .   .   .    .   .68
         4.5.7    Outside Employment    .   .    .   .    .   .   .    .   .70
         4.5.8    Retirement            .   .    .   .    .   .   .    .   .71
         4.5.9    Rideshare             .   .    .   .    .   .   .    .   .72
         4.5.10   Sexual Harassment     .   .    .   .    .   .   .    .   .73
         4.5.11   Smoking               .   .    .   .    .   .   .    .   .76
         4.5.12   Solicitation/Contributions.    .   .    .   .   .    .   .77
         4.5.13   Terminations          .   .    .   .    .   .   .    .   .78
         4.5.14   Work-Related Problems .   .    .   .    .   .   .    .   .81
         4.5.15   Personal Computer Software.    .   .    .   .   .    .   .82
         4.5.16   Internet and Email.   .   .    .   .    .   .   .    .   .83

Reference Schedule 3.17 - Seller's written employment, compensation, bonus agreements

Employee Stock Purchase Plan approved by the Board of Directors on May 1, 1997 - no activity in the plan since the summer of 2001.

1991 Stock Option Plan with options issued and outstanding to Claude Johnson, Brad Yopp, Bruce Bailey and Tim Gamec all with a strike price ranging from $1.95 to $6.25.

                                  Schedule 3.19
                                  -------------

                           Seller's product warranties
                           ---------------------------

Asset Purchase Agreement between Research Inc. and CVD Equipment Corporation dated November 9, 2001.


RESEARCH INCORPORATED
LIMITED WARRANTY

WARRANTY: Research Incorporated (hereinafter referred to as "Research") warrants to the original purchaser these products to be free from defects in material and workmanship under normal conditions of use and service for a period of one (1) year from date of shipment. Research will, at its option, repair, replace or refund the purchase price of any products that prove defective within the warranty period, if such products are returned to Research in accordance with the warranty claim procedures set forth below. REPAIR OR REPLACEMENT OF THESE PRODUCTS, OR REFUND OF THE PURCHASE PRICE AS PROVIDED UNDER THIS WARRANTY, IS THE BUYER'S EXCLUSIVE REMEDY. This exclusive remedy will not be deemed to have failed of its essential purpose so long as Research is willing and able to repair or replace any defective product, or refund the purchase price, in the prescribed manner. In the event Research fails to provide the Buyer with free repair or replacement, or refund the purchase price as aforesaid, Research's entire liability shall not exceed the amount paid by the Buyer to Research for its purchase of the defective product. THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES NOT EXPRESSLY SET FORTH HEREIN, WHETHER EXPRESS OR IMPLIED BY OPERATION OF LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

LIMITATIONS: Products which are purchased from other equipment manufacturers and sold by Research as part of a system or on a resale basis will bear only the original manufacturer's warranty. The above warranty shall not apply to fuses, lamps or other items which are expendable by nature, unless otherwise provided.

IN NO EVENT SHALL RESEARCH BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGE TO OR LOSS OF PROPERTY OR EQUIPMENT, LOST REVENUES OR PROFITS, OR HARM TO GOODWILL OR BUSINESS REPUTATION DIRECTLY OR INDIRECTLY ARISING FROM THE SALE, HANDLING, OR USE OF THE PRODUCT, OR FROM ANY OTHER CAUSE RELATING THERETO. Research shall not be liable to the Buyer for any claims, demands, injuries, damages, actions or causes of action whatsoever based on negligence or strict liability. Research shall have no liability of any kind under this Limited Warranty unless the Buyer commences an action against Research within one (1) year of the date the cause of action accrues.

Unless otherwise agreed in writing by an authorized representative of Research at Research's headquarters in Minneapolis, Minnesota, the products sold hereunder are not intended for use in connection with any nuclear facility or activity. If so used, in the event any damage, injury or contamination occurs, Research disclaims any responsibility of every kind, and the user of the products shall indemnify Research and hold Research harmless from any and all liability for any such damage or contamination whatsoever arising out of any such use, including liability in tort or strict liability.

WARRANTY CLAIM PROCEDURE: In the event the products purchased hereunder prove defective, the Buyer shall notify Research's Service Department in writing at its offices in Minneapolis, Minnesota of the claimed defect, and such notice shall include the model and serial number of each such product, as well as the number and date of invoice therefor. Upon receipt of this information, Research will send notification to the Buyer as to the service arrangements and will provide written authorization and shipping instructions, and the Buyer shall return the products to Research, transportation prepaid, in accordance with such shipping instructions. If, after inspection, Research determines the defect is a result of misuse, mishandling, installation, abnormal conditions of operation, unauthorized repair or modification, or due to the Buyer's failure to install, maintain or operate the products in compliance with the written instructions, all necessary materials, labor and other expenses shall be for the account of the Buyer at Research's standard repair rates. Any products returned to Research for replacement shall become the property of Research.

The Buyer shall be responsible for all costs of shipping, customs clearance and other related charges in connection with Research's repair or replacement of products located outside the continental United States pursuant to this Limited Warranty.

The validity, performance and interpretation of this Limited Warranty shall be governed by the internal laws (and not the laws of conflicts) of the State of Minnesota. All disputes arising in connection with this Limited Warranty shall be resolved, if not sooner settled, by a court of competent jurisdiction located in Hennepin County, Minnesota, U.S.A.

2/98                                                              RI-9004

                                  Schedule 3.20
                                  -------------

             Seller's environmental permits, licenses or franchises
             ------------------------------------------------------


The Company is in compliance with its Hazardous Waste Generator License.

                                  Schedule 3.21
                                  -------------

       Seller's exceptions to representation on underground storage tanks
       ------------------------------------------------------------------


In 1991, four 10,000-gallon underground storage tanks used for #2 fuel oil were removed from the property at 6425 Flying Cloud Drive, Eden Prairie, Minnesota. The property was sold in a sales and leaseback transaction on September 23, 1999. The Company's office and manufacturing operations were located on this property until its move in March of 2002 to it's current location at 7128 Shady Oak Road, Eden Prairie, Minnesota. The Minnesota Pollution Control Agency inspected, and approved the removal project and does not intend to require any more investigation or cleanup.

                                  Schedule 3.24
                                  -------------

               Seller's related party agreements and transactions
               --------------------------------------------------


None.

                                  Schedule 4.3
                                  ------------

             Exceptions to Buyer's non-contravention representations
             -------------------------------------------------------


None.

                                  Schedule 6.8
                                  ------------

                       Agreements with Creditors / Lessors
                       -----------------------------------

First Industrial, L.P.                            Facility lease agreement dated
South Wacker Drive, Suite 4000                    February 6, 2002
Chicago, Illinois  60606